EX-99.e.1.ii
AMENDMENT NO. 1 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF JUNE 22, 2010

This Schedule to the Distribution Agreement between Delaware Pooled Trust and Delaware Distributors, L.P. originally entered into as of January 9, 2007 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

Series Name	Class Names	Total 12b-1 Plan Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Portion designated as Service Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Original Effective Date
The Core Focus Fixed Income Portfolio	June 30, 2004
The Core Plus Fixed Income Portfolio	June 28, 2002
The Emerging Markets Portfolio	April 19, 2001
The Emerging Markets Portfolio II	June 22, 2010
The Focus Smid-Cap Growth Equity Portfolio	November 30, 2003
The Global Fixed Income Portfolio	April 19, 2001
The Global Real Estate Securities Portfolio	The Global Real Estate Securities Portfolio Original Class	January 9, 2007
The High-Yield Bond Portfolio	April 19, 2001
The International Equity Portfolio	April 19, 2001
The International Fixed Income Portfolio	April 19, 2001
The Labor Select International Equity Portfolio	April 19, 2001
The Large-Cap Growth Equity Portfolio	October 30, 2005
The Large-Cap Value Equity Portfolio	April 19, 2001
The Real Estate Investment Trust Portfolio (Delaware REIT Fund)
Delaware REIT Fund A Class	0.30%	April 19, 2001
Delaware REIT Fund B Class	1.00%	0.25%	April 19, 2001
Delaware REIT Fund C Class	1.00%	0.25%	April 19, 2001
Delaware REIT Fund R Class	0.60%	May 15, 2003

	Delaware REIT Fund Institutional Class	April 19, 2001
The Real Estate Investment Trust Portfolio II		April 19, 2001
The Select 20 Portfolio		April 19, 2001

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:           /s/ J. SCOTT COLEMAN
Name:      J. Scott Coleman
Title:         Executive Vice President

DELAWARE POOLED TRUST
on behalf of the Series
listed on Schedule I

By:           /s/ PATRICK P. COYNE
Name:      Patrick P. Coyne
Title:        President and Chief Executive Officer